Exhibit 10.16

16 August 2017

GLOBAL EDUCATION & TECHNOLOGY (HK) LTD

PEARSON PLC

PREPSHINE HOLDINGS CO., LIMITED

YUNLONG SHA

AGREEMENT

for the sale and purchase of

BEIJING GLOBAL EDUCATION & TECHNOLOGY CO. LTD

and

SHANGHAI GLOBAL CAREER EDUCATION & TECHNOLOGY HOLDINGS LIMITED

1.	SALE AND PURCHASE	1

2.	PRICE	2

3.	ONSHORE DEPOSIT AND SECOND INSTALMENT	2

4.	CLOSING	3

5.	NO LEAKAGE	3

6.	POST-CLOSING REGULATORY FILINGS	4

7.	TECHNOLOGY ASSETS	4

8.	NO RIGHTS OF RESCISSION OR TERMINATION	5

9.	SELLER’S GUARANTEE	5

10.	PURCHASER’S GUARANTEE	5

11.	SELLER’S REPRESENTATIVE	6

12.	SELLER’S WARRANTIES	7

13.	SELLER’S GUARANTOR WARRANTIES	7

14.	PURCHASER WARRANTIES	7

15.	PURCHASER’S GUARANTOR WARRANTIES	8

16.	CONDUCT OF PURCHASER CLAIMS	8

17.	INSURANCE	8

18.	INTER-COMPANY LOANS AND TRADING DEBTS	9

19.	CHANGES OF NAME	10

20.	INFORMATION, RECORDS AND ASSISTANCE POST-CLOSING	10

21.	POST-CLOSING PROTECTIVE COVENANT	12

22.	PAYMENTS	13

23.	COSTS AND TAX	13

24.	ANNOUNCEMENTS	14

25.	CONFIDENTIALITY	14

26.	ASSIGNMENT	16

27.	FURTHER ASSURANCES	16

28.	NOTICES	16

29.	CONFLICT WITH OTHER AGREEMENTS	17

30.	WHOLE AGREEMENT	17

31.	WAIVERS, RIGHTS AND REMEDIES	18

32.	COUNTERPARTS	19

33.	VARIATIONS	19

34.	INVALIDITY	19

35.	THIRD PARTY ENFORCEMENT RIGHTS	19

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36.	GOVERNING LAW AND JURISDICTION	20

SCHEDULE 1 COMPANY DETAILS

SCHEDULE 2 CLOSING ARRANGEMENTS

SCHEDULE 3 SELLER WARRANTIES

SCHEDULE 4 PURCHASER WARRANTIES

SCHEDULE 5 SELLER’S GUARANTOR WARRANTIES

SCHEDULE 6 PROPERTY

SCHEDULE 7 DETAILS OF INTER-COMPANY BALANCES TO BE WAIVED ON CLOSING

SCHEDULE 8 DETAILS OF INTER-COMPANY BALANCES TO BE WAIVED OR REPAID AFTER CLOSING

SCHEDULE 9 DETAILS OF PRE-CLOSING SETTLEMENTS

SCHEDULE 10 PERMITTED LEAKAGE

SCHEDULE 11 DEFINITIONS AND INTERPRETATION

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AGREEMENT dated 16 August 2017

Parties

1.	GLOBAL EDUCATION & TECHNOLOGY (HK) LTD, a company incorporated in Hong Kong with registered number 1459771, whose registered office is at 28th Floor, 1063 King’s Road, Quarry Bay, Hong Kong (the Seller);

2.	PEARSON PLC, a company incorporated in England and Wales with registered number 00053723, whose registered office is at Shell Mex House, 80 Strand, London, WC2R 0RL, United Kingdom (the Seller’s Guarantor);

3.	PREPSHINE HOLDINGS CO., LIMITED, a company incorporated in Hong Kong with registered number 2527217, whose registered office is at Unit 806, 8/F, Tower II, Cheung Sha Wan Plaza, 833 Cheung Sha Wan Road, Kowloon, Hong Kong (the Purchaser); and

4.	YUNLONG SHA, whose address is at 16th Floor, Chuangfu Mansion, 18 Danling Street, Haidan District, Beijing, PRC (the Purchaser’s Guarantor),

(each a Party in this Agreement and together, the Parties).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 11 (Definitions and Interpretation).

IT IS AGREED:

Preamble

(A)	The Seller is the sole legal and beneficial shareholder of the Target and has the right, power and authority to sell the Equity Interests in accordance with the terms of this Agreement.

(B)	The VIE Nominees are the registered and recorded shareholders of the VIE Holdco, while the VIE Holdco is under the control of the Target by and through the Control Documents.

(C)	The Seller has agreed to sell and transfer the Equity Interests to the Purchaser and the Purchaser has agreed to purchase the Equity Interests in the manner and on and subject to the terms of this Agreement.

1.	Sale and Purchase

Subject to the terms of this Agreement, the Seller shall sell and transfer, and the Purchaser shall purchase and accept the transfer of, the Equity Interests, free from Third Party Rights and with all rights attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Equity Interests after Closing. The sale and purchase of the Equity Interests shall be on the terms set out in this Agreement.

2.	Price

2.1	The aggregate price for the Equity Interests shall be an amount of USD 72,300,000 (the Consideration), which shall be payable by the Purchaser to the Seller as follows:

(a)	an amount equal to USD 60,000,000 (the First Instalment) shall be paid by the Purchaser on the Closing Date in accordance with clause 4 and Schedule 2 (Closing Arrangements); and

(b)	an amount equal to USD 12,300,000 (the Second Instalment) shall be paid by the Purchaser on or prior to the Deadline in accordance with clause 3.

2.2	Any payment made in satisfaction of a liability arising under a Seller Obligation shall be made by the Seller to the Purchaser, and the payment shall as far as possible adjust the Consideration.

2.3	Any payment made in satisfaction of a liability arising under a Purchaser Obligation shall be made by the Purchaser to the Seller, and the payment shall as far as possible adjust the Consideration.

3.	Onshore Deposit and Second Instalment

3.1	The Purchaser shall:

(a)	procure on or prior to Closing that an amount equal to the Onshore Deposit is paid in RMB in immediately available funds to the Onshore Account as security for the performance of its obligations to pay the Second Instalment in accordance with the terms of this Agreement, which the Parties acknowledge and agree shall be satisfied by the Target in accordance with the Security Side Letter; and

(b)	procure the Second Instalment is paid in USD in immediately available funds into the Seller’s Bank Account no later than 23:59 (Hong Kong time) on 23 August 2017 (the Deadline).

3.2	The Seller shall procure that the Onshore Deposit is retained in the Onshore Account until the earlier of: (a) the receipt by the Seller of the Second Instalment (plus all accrued Second Instalment Interest, if any) into the Seller’s Bank Account; or (b) the Election Date.

3.3	If the Second Instalment has not been paid into the Seller’s Bank Account by the Deadline:

(a)	the Purchaser shall pay Default Interest on the Second Instalment from but excluding 23 August 2017 to and including the date of actual payment of the Second Instalment to the Seller’s Bank Account calculated on a daily basis (the Second Instalment Interest); and

(b)	the Seller shall, without prejudice to any other remedies available to it as a result of such default by the Purchaser, be entitled in its sole discretion to:

(i)	if evidence is furnished to the Seller’s reasonable satisfaction prior to the Deadline that the Purchaser has unrestricted and immediate access to offshore USD financing equal to the amount required to settle the Second Instalment (plus any Second Instalment Interest that will accrue up until the payment date) (the Sufficient Evidence), at any time after 23:59 (Hong Kong time) on 31 August 2017; or

(ii)	if Sufficient Evidence is not provided to the Seller, at any time after the Deadline,

and (in either case) provided the Second Instalment (plus all accrued Second Instalment Interest) has not been received into the Seller’s Bank Account at such time, give written notice (an Election) to the Purchaser that the Onshore Deposit (together with any accrued interest) shall for all purposes be deemed to be forfeited (the date of such notice, the Election Date). On and following the Election the Purchaser shall cease to have any rights in respect of the Onshore Deposit and ownership of the Onshore Deposit shall be deemed to have been transferred to the Seller.

3.4	Unless the Seller has made an Election pursuant to clause 3.3 above, immediately following the Seller’s receipt of the Second Instalment (plus all accrued Second Instalment Interest, if any) into the Seller’s Bank Account in immediately available funds, the Seller shall procure that the Onshore Deposit is paid into the Return Account.

4.	Closing

4.1	Closing shall take place in the Seller’s solicitor’s office in Hong Kong immediately following the execution of this Agreement in Macau. On Closing, the Seller and the Purchaser shall have delivered or performed (or ensured that there is delivered or performed) all those documents, items and actions listed in relation to that Party or any of its Affiliates (as the case may be) in Schedule 2 (Closing Arrangements).

4.2	If either the Seller (on the one hand) or the Purchaser (on the other) fails to comply with any obligation in Schedule 2 (Closing Arrangements), then the other Party shall be entitled (in addition to and without prejudice to other rights and remedies available) by written notice to the Party in default, to:

(a)	require Closing to take place so far as practicable having regard to the defaults which have occurred; or

(b)	terminate this Agreement (other than the Surviving Provisions).

4.3	If this Agreement is so terminated, neither Party nor any of its Affiliates shall have any claim under this Agreement of any nature against the other Party or its Affiliates (except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions).

5.	No Leakage

5.1	The Seller undertakes to the Purchaser that if:

(a)	there has been any Leakage since 30 April 2017; or

(b)	any arrangement or agreement has been made or is made that has resulted in any Leakage since 30 April 2017,

then the Seller shall, subject to clause 5.2, following Closing, pay or procure payment in cash to the Purchaser on demand of a sum equal to the amount of such Leakage received by or on behalf of, or for the benefit of, the Seller or any member of the Seller’s Group.

5.2	The liability of the Seller pursuant to this clause 5 shall terminate on the date falling six months after Closing unless before that date the Purchaser has notified the Seller in writing of a breach of the undertakings set out in clause 5.1, setting out the amount of such Leakage together with reasonable evidence thereof, in which case, in relation to any relevant breaches notified, the Seller shall remain liable until any relevant Claims have been satisfied, settled or withdrawn.

6.	Post-Closing Regulatory Filings

6.1	The Seller shall provide such assistance to the Purchaser as the Purchaser may reasonably request to enable: (i) the Purchaser to register (at the Purchaser’s cost) the transfer of the Equity Interests with MOFCOM and SAIC; (ii) the Purchaser Nominee to deregister the pledge created over the VIE Equity Interests with SAIC and register (at the Purchaser’s cost) the transfer of the VIE Equity Interests with SAIC ((i) and (ii) together, the Transfer Registration); and (iii) the Purchaser to replace any legal representative, director, supervisor, principal or other senior management of any Target Group Company to the extent such persons are employees of the Seller’s Group on Closing.

6.2	The Seller shall, as soon as practically possible but no later than seven (7) Business Days from the Seller’s receipt of the request from MOFCOM or SAIC, provide the Purchaser with any necessary information and documents reasonably required by MOFCOM and/ or SAIC (including, without limitation, delivering within three (3) Business Days from the Seller’s receipt of the request from MOFCOM or SAIC any re-executed documents set out in Part A of Schedule 2 with such amendments as may be requested by MOFCOM and/ or SAIC) for the purpose of making any submissions, notifications and filings with respect to the Transfer Registration.

7.	Technology Assets

7.1	The Parties acknowledge that there may be certain:

(a)	end user computer devices used exclusively (in whole, not in part) by any employee of a Target Group Company; and

(b)	network assets and servers used exclusively (in whole, not in part) by a Target Group Company,

in each case which are both (i) wholly owned, on Closing, by the Seller or a member of the Seller’s Group and (ii) not used in connection with any business or activities of the Seller’s Group (the Transferrable IT).

7.2	If the Seller or the Purchaser becomes aware of any Transferrable IT during the six month period immediately following Closing, the Seller or the Purchaser shall promptly give written notice to the other Party setting out the details of the Transferrable IT (a Transfer Notice).

7.3	Within 10 Business Days after the Transfer Notice, the Purchaser shall have the right, by way of written notice to the Seller, to request for a transfer of the Transferrable IT set out in the Transfer Notice from the Seller’s Group to a Target Group Company, provided the Purchaser undertakes to the Seller and each member of the Seller’s Group that it shall, with effect from the date of transfer of such Transferrable IT, assume (or procure a Target Group Company assumes) responsibility for and pay, satisfy, perform or discharge when due all duties, liabilities and obligations relating to the Transferrable IT, whether actual or contingent.

8.	No Rights of Rescission or Termination

Other than in accordance with clause 4.2(b), no Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

9.	Seller’s Guarantee

9.1	In consideration of the Purchaser entering into this Agreement, the Seller’s Guarantor unconditionally and irrevocably guarantees to the Purchaser as a continuing obligation that the Seller will comply properly and punctually with its obligations under this Agreement and each Transaction Document.

9.2	The Seller’s Guarantor’s liability under clause 9.1 shall not be discharged or impaired by:

(a)	any amendment, variation or assignment of this Agreement or any Transaction Document or any waiver of its or their terms;

(b)	any release of, or granting of time or other indulgence to, the Seller or any third party;

(c)	any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Seller (or any act taken by the Purchaser in relation to any such event); or

(d)	any other act, event, neglect or omission (whether or not known to any Party) which would or might (but for this clause 9.2) operate to impair or discharge the Seller’s Guarantor’s liability or afford the Seller’s Guarantor or the Seller any legal or equitable defence.

10.	Purchaser’s Guarantee

10.1	In consideration of the Seller entering into this Agreement, the Purchaser’s Guarantor unconditionally and irrevocably guarantees to the Seller as a continuing obligation that the Purchaser will comply properly and punctually with its obligations to pay the Second Instalment (plus any Second Instalment Interest, if any) in accordance with clauses 2.1 and 3.

10.2	The Purchaser’s Guarantor’s liability under clause 10.1 shall not be discharged or impaired by:

(a)	any amendment, variation or assignment of this Agreement or any Transaction Document or any waiver of its or their terms;

(b)	any release of, or granting of time or other indulgence to, the Purchaser or any third party;

(c)	any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchaser (or any act taken by the Seller in relation to any such event); or

(d)	any other act, event, neglect or omission (whether or not known to any Party) which would or might (but for this clause 10.2) operate to impair or discharge the Purchaser’s Guarantor’s liability or afford the Purchaser’s Guarantor or the Purchaser any legal or equitable defence.

10.3	In consideration of the Seller entering into this Agreement as a separate, additional continuing and primary obligation, the Purchaser Guarantor undertakes to indemnify the Seller and each member of the Seller’s Group against any Costs suffered or incurred by any of them as a result of the Purchaser’s failure to comply properly and punctually with its obligations to pay the Second Instalment (plus any Second Instalment Interest, if any) in accordance with clauses 2.1 and 3.

11.	Seller’s Representative

11.1	The Seller hereby appoints the Seller’s Guarantor as the Seller’s Representative, to act solely and exclusively on behalf of, and in the name of, the Seller and to act (without further consent of the Seller) in such capacity in relation to the transactions contemplated by this Agreement and the other Transaction Documents, including the power to:

(a)	negotiate, execute and deliver any agreement, approval, waiver, undertaking, amendment, notice or other document in the performance of its obligations, rights and powers under or as contemplated by this Agreement or the other Transaction Documents;

(b)	receive, and give good discharge in relation to, any payments due to the Seller;

(c)	terminate this Agreement if the Seller is entitled to do so;

(d)	give and receive all notices and communications to be given or received under this Agreement;

(e)	bring or defend any claim or action on behalf of the Seller to enforce their rights under this Agreement or the other Transaction Documents and in connection with the transactions contemplated by this Agreement and the other Transaction Documents; and

(f)	take all actions which under this Agreement or the other Transaction Documents may be taken by or on behalf of the Seller and do or refrain from doing any further act or deed on behalf of the Seller which the Seller’s Representative deems necessary or appropriate relating to the subject matter of this Agreement as fully and completely as the Seller could do if personally present.

11.2	The Purchaser will be entitled to rely upon any acts by the Seller’s Representative in accordance with or as contemplated expressly by this Agreement as being legally binding acts of the Seller.

12.	Seller’s Warranties

12.1	The Seller warrants to the Purchaser as at the date of this Agreement in the terms of the Warranties, where references to Target Group Company and Target Group Companies shall be construed to mean the Target and its subsidiaries (including for the avoidance of doubt the VIE Holdco and its subsidiaries) only. Except in the case of fraud or fraudulent misrepresentation by the Seller, the Warranties are given subject to the limitations set out in clause 12.3.

12.2	Each of the Warranties shall be construed separately and independently.

12.3	Each Party agrees that the maximum aggregate amount of the liability of the Seller for all Claims shall in no event exceed USD 1.

12.4	The Purchaser acknowledges and agrees that, except as provided under the Warranties, no other statement, promise or forecast made by or on behalf of the Seller or any member of the Seller’s Group or the Target Group Companies may form the basis of any Claim by the Purchaser or any other member of the Purchaser Group under or in connection with this Agreement or any Transaction Document. In particular, the Seller does not make any representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or opinion provided to the Purchaser or its Representatives on or before the date of this Agreement (including any documents in the Data Room).

12.5	Except in the case of and as against any individual or entity who has acted fraudulently, the Purchaser agrees and undertakes with the Seller that neither it nor any other member of the Purchaser Group has any rights against, and will waive and shall not make any claim against, any employee, director, officer, adviser or agent of: (a) any of the Target Group Companies; or (b) any other member of the Seller’s Group on whom the Purchaser may have relied before agreeing to any term of this Agreement or any other Transaction Document or before entering into this Agreement or any other Transaction Document.

13.	Seller’s Guarantor Warranties

The Seller’s Guarantor warrants to the Purchaser as at the date of this Agreement in the terms of the warranties set out in Schedule 5 (Seller’s Guarantor Warranties).

14.	Purchaser Warranties

The Purchaser warrants to the Seller as at the date of this Agreement in the terms of the warranties set out in Schedule 4 (Purchaser Warranties).

15.	Purchaser’s Guarantor Warranties

The Purchaser’s Guarantor warrants to the Seller as at the date of this Agreement that this Agreement will, when executed, constitute valid and binding obligations of the Purchaser’s Guarantor and be enforceable against the Purchaser’s Guarantor.

16.	Conduct of Purchaser Claims

16.1	If the Purchaser becomes aware of any claim or potential claim, or of any other matter or circumstance that might result in a claim, by a third party that might result in a Claim being made by the Purchaser (a Third Party Claim), the Purchaser shall:

(a)	promptly (and in any event within 30 Business Days of becoming aware of it) give notice of the Third Party Claim to the Seller and ensure that the Seller and its Representatives are given all reasonable information and facilities to investigate it;

(b)	(subject to the Purchaser or the relevant member of the Purchaser Group being indemnified by the Seller against all reasonable out-of-pocket costs and expenses incurred in respect of that Third Party Claim) ensure that it and each member of the Purchaser Group shall:

(i)	take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim; and

(ii)	provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

16.2	In the event that the failure of the Purchaser to comply fully with its obligations under this clause 16 causes or increases the Seller’s liability in respect of a Claim, the Seller shall be released from its obligations and liability with regard to the relevant Claim to such extent.

17.	Insurance

Upon Closing, all insurance cover arranged in relation to the Target Group Companies and their businesses by the Seller’s Group (whether under policies maintained with third party insurers or other members of the Seller’s Group) shall cease and no member of the Purchaser Group shall make any claim under any such policies in relation to insured events arising after Closing. For the avoidance of doubt, the Target Group Companies shall be entitled to make claims in relation to insured events taking place before Closing which are insured under “occurrence based” policies. The Seller shall be entitled to make arrangements with its insurers to reflect this clause 17.

18.	Inter-Company Loans and Trading Debts

18.1	On Closing, the Seller shall procure that each member of the Seller’s Group and each of the Target Group Companies are released and fully discharged and shall have no further rights, liabilities or obligations in respect of:

(a)	the net inter-company balances owed by the Seller’s Group to the Target Group Companies equal to an aggregated amount of RMB 52,830,479 (the Inter-Company Loans), details of which are listed in Part A of Schedule 7; and

(b)	the Inter-Company Trading Debts set out in Part B of Schedule 7.

18.2	In relation to Inter-Company Trading Debts that are not released and discharged in accordance with clause 18.1:

(a)	the Purchaser shall procure that any such Inter-Company Trading Debts which are owed by any Target Group Company are paid to the relevant member of the Seller’s Group within 90 days after the Closing Date; and

(b)	the Seller shall procure that:

(i)	the Inter-Company Trading Debts set out in Part A of Schedule 8 are waived;

(ii)	the Inter-Company Trading Debts set out in Part B of Schedule 8 and any other Inter-Company Trading Debts which are owed by any member of the Seller’s Group are paid to the relevant Target Group Company, in each case within 90 days after the Closing Date.

18.3	If the release and discharge of the Inter-Company Loans or the Inter-Company Trading Debts in accordance with clause 18.1 is deemed after Closing, whether in whole or part, to be invalid or void or such release and discharge is otherwise revoked, whether in whole or part (a Revocation Event), then:

(a)	to the extent the Seller or a member of the Seller’s Group is the debtor under the Inter-Company Loans and/or Inter-Company Trading Debts that are subject to a Revocation Event, the Purchaser shall indemnify and hold harmless:

(i)	the Seller for any losses suffered or incurred by the Seller; and

(ii)	any member of the Seller’s Group for any losses suffered or incurred by the relevant member of the Seller’s Group,

resulting from or arising out of such Revocation Event; and

(b)	to the extent a Target Group Company is the debtor under the Inter-Company Loans and/or Inter-Company Trading Debts that are subject to a Revocation Event, the Seller shall indemnify and hold harmless:

(i)	the Purchaser for any losses suffered or incurred by the Purchaser; and

(ii)	any Target Group Company for any losses suffered or incurred by the relevant Target Group Company,

resulting from or arising out of such Revocation Event.

18.4	All payments made pursuant to this clause 18 shall be made in accordance with clause 22.

19.	Changes of Name

19.1	As soon as reasonably practicable after Closing and in any event within 90 days after the Closing Date, the Seller shall procure that the names of each of: (a) the Seller; and (b) Global Education & Technology Group Ltd (company number 233480 incorporated in the Cayman Islands) are changed to a name which does not consist of or include the phrase “Global Education & Technology”.

19.2	Subject to clause 19.3, as soon as reasonably practicable after Closing and in any event within 90 days after the Closing Date (Grace Period), the Purchaser shall procure that the Target Group Companies shall cease to use or display any trade or service name or mark, business name, logo or domain name that consists of or includes “Pearson”, “RICKY”, and “YAZOO” or any trade or service name or mark, business name, logo or domain name which, in the reasonable opinion of the Seller, is substantially the same or confusingly similar to any of them (the Tail Period IP). Prior to the expiration of the Grace Period, the Seller shall not and shall procure its Affiliates not to claim against any Target Group Company (including any of its franchise schools) for any infringement of the Tail Period IP by any Target Group Company (including any of its franchise schools).

19.3	With effect from Closing, the Purchaser shall procure that the Target Group Companies shall not use or display any trade or service name or mark, business name, logo or domain name that consists of or includes “Longman” or is otherwise associated with the “Longman” brand or any trade or service name or mark, business name, logo or domain name which, in the reasonable opinion of the Seller, is substantially the same or confusingly similar to any of them.

19.4	Without limitation to clauses 19.2 and 19.3, if the Purchaser becomes aware (including by notification from a member of the Seller’s Group or its Representatives) that any Target Group Company is using or displaying any trade or service name or mark, business name, logo or domain name used or held by the Seller’s Group or any trade or service name or mark, business name, logo or domain name which, in the reasonable opinion of the Seller, is substantially the same or confusingly similar to any of them (a Seller Group IP), the Purchaser shall promptly, and in any event within 30 days from the date the Purchaser becomes so aware, procure that the Target Group Companies cease to use or display such Seller Group IP.

19.5	With effect from Closing, the Target Group Companies shall not hold themselves out as being part of, or otherwise connected or associated with, the Seller’s Group.

20.	Information, Records and Assistance Post-Closing

20.1	For two years following the Closing Date:

(a)	each member of the Purchaser Group shall provide the Seller (at the Seller’s cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that they relate to a Target Group Company or a member of the Seller’s Group (or the business carried on by a Target Group Company or a member of the Seller’s Group) and to the period up to Closing but only to the extent necessary for accounting, regulatory or Tax purposes (the Purchaser Records); and

(b)	each member of the Seller’s Group shall provide the Purchaser (at the Purchaser’s cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that they relate to a Target Group Company or the business carried on by a Target Group Company but only to the extent necessary for accounting, regulatory or Tax purposes (the Seller Records).

These obligations are subject to the provisions of clause 25.

20.2	For two years following the Closing Date:

(a)	no member of the Purchaser Group shall dispose of, or destroy any of, the Purchaser Records without first giving the Seller at least two months’ notice of its intention to do so and giving the Seller a reasonable opportunity to remove and retain any of them (at the Seller’s expense); and

(b)	no member of the Seller’s Group shall dispose of or destroy any of the Seller Records without first giving the Purchaser at least two months’ notice of its intention to do so and giving the Purchaser a reasonable opportunity to remove and retain any of them (at the Purchaser’s expense).

20.3	For two years following the Closing Date:

(a)	notwithstanding the obligations of clause 16, each member of the Purchaser Group shall (at the Seller’s expense) give such assistance to any member of the Seller’s Group as the Seller may reasonably request in relation to: (i) the Seller Group’s close period financial reporting to the extent it relates in whole or part to the Target Group Companies during the period prior to Closing; and/or (ii) any third party proceedings by or against any member of the Seller’s Group so far as they relate to the Target Group Companies or the business carried on by the Target Group Companies, including proceedings relating to employees’ claims or Taxation;

(b)	the Seller shall promptly give to the Purchaser all written notices, correspondence, information or enquiries received by it in relation to the Target Group Companies; and

(c)	the Purchaser shall promptly give to the Seller all written notices, correspondence, information or enquiries received by any member of the Purchaser Group in relation to any business of the Seller’s Group not comprised within the Target Group Companies.

20.4	The Purchaser shall procure that the Target Group Companies, for a period of one year after Closing, give such assistance (at the Seller’s expense) to any member of the Seller’s Group as the Seller may reasonably request in relation to the replacement of the legal representatives of the Shanghai WFOE.

20.5	The Purchaser shall procure that neither it nor any employee, director or legal representative of any Target Group Company accesses or attempts to access the Shanghai WFOE Bank Account.

21.	Post-Closing Protective Covenant

21.1	The Seller shall not, and the Seller shall procure that none of its Affiliates shall (whether alone, jointly with another, directly or indirectly), for two years after Closing, offer to employ or seek to entice away from any Target Group Company any person who the Seller knew was employed by any Target Group Company at any time during the 12 months ending on the Closing Date, provided that this clause 21 shall not prevent either the Seller and/or any of its Affiliates from: (a) advertising any position of employment; or (b) recruiting any person in response to such advertisement or where the employee has initiated any contact with either the Seller and/or any of its Affiliates with a view to being employed by them.

21.2	The Purchaser shall not, and shall procure that none of its Affiliates shall (whether alone, jointly with another, directly or indirectly), for two years after Closing, offer to employ or seek to entice away from the Seller’s Group any person who was employed by any member of the Seller’s Group at any time during the 12 months ending on the Closing Date provided that this clause 21 shall not shall prevent the Purchaser and/or any of its Affiliates from: (a) advertising any position of employment; or (b) recruiting any person in response to such advertisement or where the employee has initiated any contact with the Purchaser and/or any of its Affiliates with a view to being employed by them.

21.3	Subject to clause 21.4, the Seller will not, and undertakes to procure that neither the Seller’s Guarantor nor any of its subsidiaries shall, for a period of eighteen months after the date of the Closing, carry on any English Test Business in the PRC.

21.4	Nothing in clause 21.3 shall prevent, after Closing, the Seller, the Seller’s Guarantor or any subsidiaries of the Seller’s Guarantor from:

(a)	carrying on or being engaged in any Permitted Business;

(b)	acquiring and subsequently carrying on or being engaged in any one or more companies and/or businesses (taken together, the Acquired Business) where at the time of the acquisition the activities of the Acquired Business include any English Test Business in the PRC (the Acquired Competing Business), if the turnover attributed to the Acquired Competing Business in its last financial year before the acquisition is less than USD 10,000,000;

(c)	owning securities, shares or similar interests in any listed entity that do not exceed 5 per cent. in nominal value of the securities, shares or similar interests of that entity or otherwise grant (directly or indirectly) management functions or any material influence in that company or partnership beyond that of other holders of similar securities;

(d)	entering into any transaction with or supplying, distributing, licensing or selling materials, resources or services on arms-length terms to any third party engaged in any English Test Business or the provision of Pearson Test of English (including PTE-Academic and PTE-Young Learners) and related services in the PRC; and/or

(e)	performing its obligations under the Transaction Documents and/or under any other agreement which it may enter into with a member of the Purchaser Group.

21.5	The Parties consider that the restrictions contained in this clause 21 are no greater than is reasonable and necessary for the protection of their legitimate interests. If any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, then such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

22.	Payments

22.1	Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) shall be made to the Seller’s Bank Account, provided that the Onshore Deposit shall be paid to the Onshore Account.

22.2	Any payment to be made pursuant to this Agreement by the Seller (or any member of the Seller’s Group) shall be made to the Purchaser’s Bank Account. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.

22.3	Payments under clause 22.1 and 22.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

22.4	If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

23.	Costs and Tax

23.1	Except as otherwise provided in this Agreement (or any other Transaction Document), the Seller and the Purchaser shall each be responsible for its own Costs and charges incurred in connection with the Proposed Transaction.

23.2	Any stamp duty payable in the PRC in respect of the transfer of the Equity Interests and VIE Equity Interests shall be borne by the Seller.

23.3	The Parties agree that the Seller must submit any relevant documents to the competent tax authorities of the Target in the PRC (the PRC Tax Authorities) in respect of the sale of the Equity Interests under this Agreement. The Seller undertakes to make all applicable filings and payments (if any) to the PRC Tax Authorities pursuant to all applicable tax rules and regulations as a result of its entry into and performance of this Agreement and the other Transaction Documents (including as a result of receipt of the Consideration). In consideration of the foregoing, the Purchaser agrees not to make any deduction or withholding of any taxes from the Consideration and will ensure that the Seller receives the same amount which would have been received by it had no such deduction or withholding been required to be made. Within five (5) Business Days upon Seller’s payment of the taxes pursuant to this clause 23.3, the Seller shall provide the Purchaser with the receipt issued by the PRC Tax Authorities, evidencing the due payment of the taxes payable by the Seller in relation to the transfer of the Equity Interests.

23.4	The Seller shall indemnify and hold harmless the Purchaser and the Target for any losses suffered or incurred by it resulting from or arising out of any failure by the Seller to perform, in whole or in part, its obligations in clause 23.3 or any claims by the PRC Tax Authorities in connection with the taxes payable by the Seller under clause 23.3, provided always that the Seller shall not be required to indemnify the Purchaser or the Target in respect of any losses suffered or incurred to the extent that such losses relate to or arise out of any failure by the Purchaser or any Target Group Company to assist with any reasonable requests of the Seller in connection with the filings to the PRC Tax Authorities under clause 23.3.

24.	Announcements

24.1	Notwithstanding clause 25, neither the Seller nor the Purchaser (nor any of their respective Affiliates) shall make any public announcement or issue any communication to shareholders in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the other (such approval not to be unreasonably withheld or delayed).

24.2	The restriction in clause 24.1 shall not apply to:

(a)	the extent that the announcement or communication to shareholders is required by law or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction (provided that the Party proposing to make the announcement or issue the communication to shareholders shall first inform the other Parties of its intention to do so and take into account the reasonable comments of the other Parties in relation to both the content and the timing for publication of the announcement or communication to shareholders); and

(b)	the Pearson Signing Announcement.

25.	Confidentiality

25.1	For the purposes of this clause 25, Confidential Information means:

(a)	information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents;

(b)	(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Seller’s Group or, before Closing, any of the Target Group Companies; and

(c)	(in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group or, following Closing, any of the Target Group Companies, and includes written information and information transferred or obtained orally, visually, electronically or by any other means and any information which the Party has determined from information it has received including any forecasts or projections.

25.2	Each of the Seller, the Purchaser and their respective Representatives shall maintain Confidential Information in confidence and not disclose Confidential Information to any person except: (a) as permitted by clause 24 or this clause 25; or (b) as the other Parties (or, in the case of the Seller, the Seller’s Representative) approve in writing.

25.3	Subject to clause 25.4 below, clause 25.2 shall not prevent disclosure by a Party or any of its Representatives to the extent it can demonstrate that:

(a)	disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any Tax Authority) having applicable jurisdiction (provided that, the disclosing party shall first inform the other Parties of its intention to disclose such information and take into account the reasonable comments of the other Parties);

(b)	disclosure is of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through that Party’s action or failure to act (or that of its Representatives);

(d)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document); or

(e)	disclosure is made to lending banks, financial institutions or any other funding or prospective funding (whether debt or equity) parties of the Purchaser or any of its Affiliates or arrangers of such funding (or their respective Affiliates) or rating agencies engaged by or on behalf of the Purchaser, together with their directors, officers and advisers provided such parties are under a duty of confidentiality on substantially the same terms as this clause 25.

25.4	Each of the Seller and the Purchaser undertakes that it (and its Representatives) shall only disclose Confidential Information as permitted by this clause 25 if it is reasonably required and, in the case of disclosure under clause 25.3(e), only if the recipient is informed of the confidential nature of the Confidential Information and is subject to an obligation to keep confidential any information so disclosed.

25.5	If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller’s Representative:

(a)	return to the Seller all written documents and other materials relating to any member of the Seller’s Group, the relevant Target Group Company or this Agreement (including any Confidential Information) which the Seller (or its Representatives) have provided to the Purchaser (or its Representatives) without keeping any copies thereof;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

26.	Assignment

26.1	Except as provided in this clause 26 or unless the Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, hold on trust or encumber all or any of its rights under this Agreement or any other Transaction Document nor grant, declare, create or dispose of any right or interest in any of them. Any purported assignment in contravention of this clause 26 shall be void.

26.2	The Purchaser may assign (in whole or in part) the benefit of the Warranties with the consent of the Seller (such consent not to be unreasonably withheld) to any member of the Purchaser Group which is the legal and beneficial owner from time to time of any or all of the Equity Interests as if it were the Purchaser under this Agreement. The Purchaser shall ensure that before any such assignee subsequently ceases to be a member of the Purchaser Group it shall re-assign that benefit to the Purchaser or to another continuing member of the Purchaser Group.

26.3	If an assignment is made in accordance with this clause 26, the liabilities of the members of the Seller’s Group to the Purchaser Group under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.

27.	Further Assurances

27.1	Each of the Seller and the Purchaser shall, from Closing, execute, or procure the execution of, such further documents as may be required by law or be necessary to implement and give effect to the Transaction Documents.

27.2	Each of the Seller and the Purchaser shall procure that its Representatives comply with all obligations under the Transaction Documents that are expressed to apply to any such Representatives.

28.	Notices

28.1	Any notice to be given by one Party to the other Party in connection with this Agreement shall be in writing in English and Chinese and signed by or on behalf of the Party giving it. It shall be delivered by hand, email, registered post or courier using an internationally recognised courier company.

28.2	A notice shall be effective upon receipt and shall be deemed to have been received: (a) at the time of delivery, if delivered by hand, registered post or courier; or (b) at the time of transmission if delivered by email. Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

28.3	The addresses and email addresses of the Parties for the purpose of clause 28.1 are:

In relation to the Seller and Seller’s Guarantor (in its own right and as Seller’s Representative):

	Address:	Email:

For the attention of: Graeme Baldwin and Soren Kroon	Pearson PLC Shell Mex House 80 Strand London WC2R 0RL United Kingdom	graeme.baldwin@pearson.com and soren.kroon@pearson.com

Copy to: Philip Li	Freshfields Bruckhaus Deringer 11/F, Two Exchange Square Hong Kong	philip.li@freshfields.com

In relation to the Purchaser and the Purchaser’s Guarantor:

	Address:	Email:
For the attention of: Tan Chunxiang	16/F, Chuangfu Mansion, 18 Danling Street, Haidian District, Beijing, PRC	tanchunxiang@pxjy.com

With a copy to: Li Haijiang	10/F, China Pacific Insurance Plaza, 28 Fengsheng Hutong Xicheng District, Beijing 100032, PRC	lihj@tylaw.com.cn

28.4	Each Party shall notify the other Parties in writing of a change to its details in clause 28.3 from time to time.

29.	Conflict with other Agreements

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the Parties and as between any members of the Seller’s Group and any members of the Purchaser Group) unless: (a) such other agreement expressly states that it overrides this Agreement in the relevant respect; and (b) the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

30.	Whole Agreement

30.1	This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the sale and purchase of the Equity Interests and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the Proposed Transaction. It is agreed that:

(a)	no Party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking made by or on behalf of any of the other Parties (or any of its Connected Persons) in relation to the Proposed Transaction that is not expressly set out in this Agreement or any other Transaction Document;

(b)	any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a Party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)	except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other Party (or its respective Connected Persons) in relation to the Proposed Transaction.

30.2	Nothing in this clause 30 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

30.3	Each Party agrees to the terms of this clause 30 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause 30, Connected Persons means (in relation to a Party) the officers, employees, agents and advisers of that party or any of its Affiliates.

31.	Waivers, Rights and Remedies

31.1	Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement or any of the other Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

31.2	Following Closing, the Purchaser shall ensure that any indemnity and/or immunity provisions contained in the Constitutional Documents of each Target Group Company of which a Resigning Director/Secretary was an employee, officer or director immediately prior to Closing are not amended, repealed or modified in any manner that would affect adversely the rights of any Resigning Director/Secretary.

31.3	The Purchaser shall (and shall ensure that each Target Group Company shall), from and after Closing and to the fullest extent permitted in accordance with applicable laws and regulations, waive, release and discharge each Resigning Director/Secretary from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities arising out of an event occurring prior to Closing which each Target Group Company has or may at any time have had against any Resigning Director/Secretary, provided that such Resigning Director/Secretary acted in good faith in relation to any such event.

31.4	The provisions of clauses 31.2 and 31.3 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Resigning Director/Secretary may have at law, by contract or otherwise.

31.5	Subject to clause 12.3, if a Party breaches any terms of this Agreement, such breaching Party shall indemnify the other Party losses that the Party will be entitled to recover from the breaching Party under the laws of Hong Kong as determined pursuant to clause 36.

31.6	The Seller and Purchaser acknowledge that any breach of this Agreement by the Seller or the Purchaser (the Breaching Party) may result in serious and irreparable damage to the other party (the Non-Breaching Party), the Non-Breaching Party may not be adequately compensated by monetary damages alone, and the Non-Breaching Party’s remedy at law may in certain circumstances not be adequate. Therefore, the Seller and the Purchaser acknowledge and agree that, in the event of a breach by the Breaching Party, the Non-Breaching Party shall be entitled, in addition to any other remedy at law or in equity to which the Non-Breaching Party may be entitled, to seek equitable relief against the Breaching Party, including temporary restraining orders and preliminary and permanent injunctions to restrain the Breaching Party from such breach and to compel compliance with the obligations of the Breaching Party.

32.	Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

33.	Variations

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to it.

34.	Invalidity

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable under the law of any jurisdiction, the Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

35.	Third Party Enforcement Rights

35.1	The individuals, entities and Representatives specified in clauses 12.5, 21, 30 and 31 shall each have the right to enforce the relevant terms of those respective clauses by reason of the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong). This right is subject to: (a) the rights of the Parties to amend or vary this Agreement without the consent of any such persons; and (b) the other terms and conditions of this Agreement.

35.2	Except as provided in clause 35.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any of its terms.

36.	Governing Law and Jurisdiction

36.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, the laws of Hong Kong.

36.2	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English and Chinese.

36.3	Notwithstanding this clause 36, the Parties shall retain the right to seek injunctive or interlocutory relief from the English courts or the courts in the Hong Kong SAR.

SIGNATURE

This Agreement is signed by duly authorised representatives of the Parties:

SIGNED	)	SIGNATURE: /s/ David Kedwards
for and on behalf of	)
GLOBAL EDUCATION &	)
TECHNOLOGY (HK) LTD	)	NAME: David Kedwards

SIGNED	)	SIGNATURE: /s/ John J. Fallon
for and on behalf of	)
PEARSON PLC	)	NAME: John J. Fallon

SIGNED by Mr. Haijiang Li	)
by the authority of and as attorney	)
for PREPSHINE HOLDINGS	)
CO., LIMITED	)
under a power of attorney	)	/s/ Haijiang Li
dated 15 August 2017)
in the presence of:	)

Witness Signature	:	/s/ Abigail Gibb
Name	:	Abigail Gibb
Title/occupation	:	Trainee Solicitor
Address	:	11th Floor, Two Exchange Square

SIGNED by Mr. Haijiang Li	)
by the authority of and as attorney	)
for YUNLONG SHA	)
under a power of attorney	)	/s/ Haijiang Li
dated 15 August 2017)
in the presence of:	)

Witness Signature	:	/s/ Abigail Gibb
Name	:	Abigail Gibb
Title/occupation	:	Trainee Solicitor
Address	:	11th Floor, Two Exchange Square